EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Tamara D. Fischer
April 29, 2003		Executive Vice President and CFO
303/874-3334

CHATEAU COMMUNITIES REPORTS 2003 FIRST QUARTER RESULTS

Greenwood Village, CO—Chateau Communities, Inc. (NYSE:CPJ) today released results for the first quarter of 2003.

Funds From Operations (“FFO”) for the first quarter were $21.6 million, or $0.62 per diluted common share, compared to $22.7 million, or $0.65 per share, for the same period last year.

Net income for the first quarter 2003 was $3.6 million, or $0.12 per share, compared with $5.4 million, and $0.18 per share for the same period of 2002.

For the first quarter, same store rental income increased 2.4% to $63.2 million from $61.7 million last year, and same store property operating expenses increased by 6.1% to $22.8 million from $21.5 million in the same period last year. Same store net operating income was flat compared to last year.

Occupancy at the end of the first quarter was 89.3% in the stable portfolio, 75.5% in the expansion portfolio, and 38.9% in the development properties. Total portfolio occupancy at March 31, 2003 was 85.4%. This compares to occupancy at December 31, 2002 of 89.7% in the stable portfolio, 75.8% in the expansion portfolio and 36.8% in the development portfolio, or total portfolio occupancy of 85.8%.

During the first quarter of 2003, the Company sold two properties for a combined gross sales price of approximately $4.4 million, bringing total dispositions over the past twelve months to approximately $48 million.

Chateau subsidiary Community Sales, Inc. (“CSI”) sold 171 homes in the first quarter, compared to 117 for the same period last year. The Company brokered 300 home sales in the first quarter, which approximated the volume during the same period of 2002. The Company also arranged financing on approximately 80 loans in the first quarter compared to 110 in the first quarter of 2002.

Management is reaffirming its previously announced 2003 annual guidance of $2.26-$2.35 FFO per share.

Management will hold a teleconference call Wednesday, April 30, 2003 at 1:00 p.m. Eastern Daylight Time to discuss first quarter 2003 results. To participate, call toll-free 877/434-1281 and request the Chateau Communities teleconference. Callers outside the U.S. may access the call at 706/634-0185. A webcast will be available in listen-only mode on our home page at www.chateaucomm.com.

An audio replay of the call will be available through Friday, May 2, 2003. To access the replay, dial toll-free 800/642-1687, reservation #9895994. Callers outside the U.S. may access the replay at 706/645-9291. The webcast will be archived for thirty days, through May 30, 2003, also on our home page at www.chateaucomm.com.

Headquartered in Greenwood Village, Colorado, Chateau Communities is a fully integrated, self-administered real estate investment trust (REIT), and the largest owner and operator of manufactured home communities in the U.S. Its portfolio consists of 203 communities, with an aggregate of approximately 68,000 residential homesites and 1,400 park model/RV sites, and 35 managed communities with approximately 7,800 sites. As previously announced, the Company has entered into an agreement to acquire 33 of its managed communities. This transaction is expected to close during the second quarter. In addition, the Company owns 11 greenfield development communities with approximately 4,600 sites when fully developed. Chateau Communities operates in 36 states.

Please visit Chateau Communities at www.chateaucomm.com

TABLES TO FOLLOW

Any forward-looking statements contained in this news release are subject to certain risks and uncertainties including the ability to maintain rental rates and occupancy, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders, the pace of acquisitions and dispositions, changes in interest rates and the condition of the capital markets, all of which may affect the Company’s ability to achieve its objectives.

CHATEAU COMMUNITIES, INC.

FINANCIAL RESULTS

FOR THE THREE MONTHS ENDED

MARCH 31, 2003 AND 2002

(Amounts in thousands)

	Three Months Ended
	2003	2002
Rental income	$63,432	$61,936
Interest income	2,806	2,752
Management fee and other income (loss)	(94)	466

Total revenue	66,144	65,154
Property operating and maintenance	19,707	18,445
Real estate taxes	4,335	4,214
Administrative	3,102	3,367

Operating and administrative expenses	27,144	26,026

Income before interest and depreciation	39,000	39,128
Interest and related amortization	16,702	16,800
Depreciation and amortization	17,683	16,277

Income before gain on disposition of properties and minority interests	4,615	6,051
Gain on disposition of properties	—	1,164
Minority interests of preferred OP unitholders	(1,523)	(1,523)
Minority interests of common OP unitholders	(496)	(950)

Income from continuing operations	2,596	4,742

Discontinued operations
Income from discontinued operations, net of minority interests	641	1,467
Impairment/gain on disposition of properties, net of minority interests	385	—

Income from discontinued operations	1,026	1,467

Income before cumulative effect of accounting change	3,622	6,209
Cumulative effect of accounting change, net of minority interests	—	(845)

Net income available to common shareholders	$3,622	$5,364

CHATEAU COMMUNITIES, INC.

FINANCIAL RESULTS

FOR THE THREE MONTHS ENDED

MARCH 31, 2003 AND 2002

(Amounts in thousands, except per share/OP unit amounts)

	Three Months Ended
	2003	2002
Earning per common share/OP unit—basic
Income from continuing operations	$0.09	$0.16
Income from discontinued operations	0.03	0.05

Income before cumulative effect of accounting change	0.12	0.21
Cumulative effect of accounting change	—	(0.03)

Net income available to common shareholders	$0.12	$0.18

Weighted average common shares—basic	29,351	29,185

Earning per common share/OP unit—diluted
Income from continuing operations	$0.09	0.16
Income from discontinued operations	0.03	0.05

Income before cumulative effect of accounting change	0.12	0.21
Cumulative effect of accounting change	—	(0.03)

Net income available to common shareholders	$0.12	$0.18

Weighted average common shares—diluted	29,359	29,344

Dividends/distributions declared	$0.550	$0.550

FFO Reconciliation
Income available to common shareholders	$3,622	$5,364
Adjustments:
Depreciation and amortization on rental properties	17,107	15,835
Net gain on disposition of rental properties	—	(1,164)
Minority interest of common OP unitholders	693	1,076
Cumulative effect of accounting change	—	1,014
Discontinued operations:
Depreciation on rental property	677	620
Gain on disposition of properties	(459)	—

FFO	$21,640	$22,745

Weighted average common shares/OP Units outstanding—assuming dilution	34,977	35,201

FFO per weighted average common share/ OP Unit—assuming dilution	$0.62	$0.65

CHATEAU COMMUNITIES, INC.

FINANCIAL INFORMATION

(Dollars in Thousands)

Same Store Results	Three Months Ended March 31,		Growth 2003 over 2002
	2003	2002
Property revenues	$63,187	$61,703	2.4%
Property expenses	22,768	21,461	6.1%

Net operating income	$40,419	$40,242	0.4%

Manufactured home communities	183	183

Park model/RV communities	3	3

Available homesites	65,147	64,771

Summarized Financial Information	March 31, 2003	December 31, 2002
	(unaudited)
Balance sheet information:
Rental property, net	$1,285,829	$1,335,632
Rental property, before accumulated depreciation	$1,636,998	$1,682,215
Total assets	$1,497,673	$1,514,988
Total debt	$1,006,573	$1,013,809
Minority interests	$130,956	$134,477
Shareholders' equity	$290,577	$301,239
Common shares outstanding	29,398,309	29,263,416
OP Units outstanding	5,570,084	5,696,686
Property information:
Manufactured home communities	200	201
Park model/RV communities	3	3
Available homesites	67,966	68,016
Occupied homesites	58,065	58,388
Occupancy rate:
Total portfolio	85.4%	85.8%
Stable	89.3%	89.7%
Expansion	75.5%	75.8%
Development	38.9%	36.8%
Disposition	86.3%	87.1%